Filed Pursuant to Rule 424(b)(3)
Registration No. 333-178972

Prospectus Supplement No. 2

(to Prospectus dated January 31, 2012)

7,750,000 SHARES

CURRENCYSHARES® EURO TRUST

This Prospectus Supplement No. 2 amends and supplements our prospectus dated January 31, 2012 (the “Prospectus”) and should be read in conjunction with, and must be delivered with, the Prospectus and Prospectus Supplement No. 1 dated March 30, 2012

Under “The Offering – Interest on deposits” on page 3 of the Prospectus, the fifth, sixth and seventh sentences in the first paragraph are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues based upon changes in the Euro OverNight Index Average (EONIA), other market conditions or the Depository’s liquidity needs. EONIA is an effective overnight reference rate for the euro and is the benchmark for the competitive interest rate to be paid to the Shareholders of the Trust. Although the Depository may consider EONIA in setting the interest rate, the rate paid to the Trust may be lower than EONIA.”

The third sentence under the Risk Factor beginning “The interest rate paid by the Depository, if any, may not be the best rate…” on page 9 of the Prospectus is hereby deleted and replaced in its entirety with the following: “The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, based upon the Depository’s belief that EONIA does not accurately reflect the market, other market conditions or the Depository’s liquidity needs.”

The definition of “BBA Rate” under Glossary of Terms” on page 12 of the Prospectus is hereby deleted.

The following is hereby inserted under “Glossary of Terms” on page 12 of the Prospectus immediately following the definition of “DTC Participant”:

“EONIA” — Euro OverNight Index Average as calculated by the European Central Bank. EONIA is an effective overnight reference rate for the euro and is the benchmark for the competitive market interest rate to be paid to the Shareholders of the Trust.

Under “Investment Attributes of the Trust – Interest on Deposited Euro” on page 16 of the Prospectus, the third and fourth sentences in the first paragraph are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues based upon the Depository’s belief that EONIA does not accurately reflect the market, other market conditions or the Depository’s liquidity needs. Although the Depository may consider EONIA in setting the interest rate, the rate paid to the Trust may be lower than EONIA.”

All other portions of the Prospectus shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is July 17, 2012